Exhibit 99.18

TERMINATION AGREEMENT TO THE LIMITED GUARANTEE

This Termination Agreement (the “Termination Agreement”), dated as of April 18, 2014, is entered by and between Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (the “Guarantor”), and Chindex International, Inc., a Delaware corporation (the “Guaranteed Party”). The Guarantor and the Guaranteed Party are collectively referred to as the “Parties” or individually as a “Party” as the context may require.

WHEREAS, the Guarantor entered into an limited guarantee (the “Limited Guarantee”), dated as of February 17, 2014, in favor of the Guaranteed Party.

WHEREAS, the Parties intend to terminate the Limited Guarantee subject to the terms and conditions herein.

NOW, THEREFORE, the Parties herby agree as follows:

1.              Notwithstanding any provision in the Limited Guarantee (including but not limited to Section 8 of the Limited Guarantee), the Parties agree to terminate the Limited Guarantee with immediate effect from the date of this Agreement.

2.              Each Party hereby irrevocably and unconditionally releases and discharges each of the other Parties from any and all obligations, liabilities, losses, damages, demands, claims, suits or actions of whatsoever nature arising from or in any way relating to the Limited Guarantee.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date set out above.

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/Qiyu Chen
Name:	Qiyu Chen
Title:	Chairman of the Board of Directors

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CHINDEX INTERNATIONAL, INC.

By:	/s/ Kenneth A. Nilsson
Name:	Kenneth A. Nilsson
Title:	Chairman of the Board of Directors

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